Exhibit 99.1

Sunset Brands Acquires Low Carb Creations And Initiates Trading

Transaction Launches Category Leadership Strategy In Billion Dollar Low Carb Food and Beverage Market

Los Angeles, Calif – (PR NEWSWIRE) – October 5, 2004 – Sunset Brands, Inc., (OTCBB:CSLA), an emerging leader in great tasting, low carb foods for healthy lifestyles, today announced that the Company has completed the acquisition of Low Carb Creations, Inc., a producer of low carb brands. Although Sunset Brands will immediately initiate trading on the Over-the-Counter Bulletin Board under the symbol “CSLA” upon market open this morning, the Company has made official application to change its trading symbol.

The closing of this transaction marks the successful first step of Sunset’s strategy to become a category leader in the market for low carb foods and beverage products.  Moreover, with the initiation of trading, Sunset becomes the first public company in the nation dedicated to and focused primarily on the production, marketing and distribution of low and reduced carb products.  Details related to this transaction are available in a Form 8-K filed with the U.S. Securities and Exchange Commission on October 4, 2004.

Todd Sanders, Chief Executive Officer of Sunset Brands, stated, “We are delighted to announce the acquisition of Low Carb Creations, as Sunset embarks upon its strategy to become a leader in the low carb food and beverage category with an expanding suite of high quality, wholesome, great-tasting, and competitively-priced products. To achieve this objective, we plan to aggregate a select group of specialty low carb manufacturing operations that produce quality products, but lack the capacity to serve the national retail and wholesale markets.  By adopting an acquisition program to build a broad portfolio of low and reduced carb brands, Sunset expects to achieve economies of scale and offer a comprehensive solution to mass channel retail and wholesale outlets nationwide.”

Sanders noted, “Having achieved over $4.2 million in revenues in its first full fiscal year of operation (2003), Low Carb Creations represents the cornerstone for Sunset’s exciting growth platform.  Low Carb Creations’ products are truly delicious and have fast won preference by consumers seeking wholesome, satisfying, low and reduced carb alternatives to their favorite foods – including pizza, cheesecake, cookies, and pasta dishes, among other traditional must-haves.  Furthermore, the blending of Sunset Brands’ executive leadership with the management team of Low Carb Creations - led by Linda Langdon, one of the industry’s most preeminent figures - brings together a notable mix of talent, commitment and expertise.”

Linda Langdon added, “This is an exciting day for Low Carb Creations.  In progressing with this transaction, it is clear that we share the same vision and enthusiasm for building a highly ethical and successful Company devoted to helping overcome the obesity epidemic facing our nation.”

Industry sources have recently noted that the low carb brands segment has grown to $1.1 billion and represents a 1% share of total food and beverage sales.  Recent reports also estimate that there are currently 26 million Americans on a low carb diet and approximately 70 million limiting their carb intake.

“Sunset Brands holds the important distinction of being the very first public Company that is primarily dedicated to this new and exciting market.  The industry is populated with low carb food producers that are smaller, closely-held companies serving local markets with higher prices than mass marketers.  We believe that national retailers are eager to satisfy strong consumer demand for low carb products, but there remains a limited selection of honestly labeled, consistent quality, competitively priced low carb products.  Sunset is prepared to fill that void,” said Sanders.

About Sunset Brands, Inc.

Based in Los Angeles, Sunset Brands has been formed to capitalize on the increasing demand for low and reduced carb foods and beverages, popularized by the Atkins Diet, a steady flow of medical research, the media and others.  In October 2004, Sunset acquired Low Carb Creations, a Washington State-based food and beverage producer and marketer, which is now Sunset’s principal operating subsidiary.

Low Carb Creations’ products (marketed under the brands of Low Carb Creations, SipperSweets, Bella Carb and Carb Ole) are currently being distributed primarily to regional grocery chains and specialty shops throughout the U.S.,

For more information on Sunset Brands, please visit www.sunsetbrands.com.

Some statements in this press release are forward looking, within the meaning of the federal securities laws, including statements regarding events and financial trends that may affect our future operating results, financial position and cash flows. Certain statements are based on our assumptions and estimates and are subject to risks and uncertainties. You can identify these forward-looking statements by the words like “strategy”, “expects”, “plans”, “believes”, “will”, “estimates”, “intends”, “projects”, “goals”, “targets”, and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and Sunset Brands, Inc. undertakes no obligation to update such statements. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. For further information on factors that could impact Sunset Brands, Inc. and statements contained in this press release, reference should be made to Sunset Brands, Inc. filings with the Securities and Exchange Commission. (www.sec.gov.)

FOR MORE INFORMATION, PLEASE CONTACT:

For Shareholders/Brokers/Institutional Investors:

Elite Financial Communications Group, LLC
Andrea Strittmatter, 407-585-1080 or via email at sunsetbrands@efcg.net

For Press/Media:
Koopman Ostbo, Inc.
Aaron Ellis, 503-517-6954 or via email at aaron@KOisOK.com